Everest Medical Corporation
13755 First Avenue North
Minneapolis, MN  55441-5444
612-473-6262 - Facsimile 612-473-6465

                                                    VIA FACSIMILE (612) 451-2517
                                                               Page 1 of 2 pages

November 29, 1996

Michael E. Geraghty
1342 Cherry Hill Road
Mendota Heights, MN  55118

Dear Mike,

I am pleased to present the following revised offer of employment to you. This offer is contingent upon approval of the Compensation Committee of the Board of Directors of the Company. In addition, the grant of an option is contingent upon the shareholder approval of a new stock option pool.

Please review and call me with any questions. Look forward to a positive response. All the best.

With regards,
EVEREST MEDICAL CORPORATION

/s/ John L. Shannon, Jr.
President and Chief Executive Officer

Attachment


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                           Everest Medical Corporation

                     Employment Terms for Michael Geraghty -
                       Vice President of Sales & Marketing

Job Description

Primary responsibility for all worldwide sales and marketing functions of the Company.

Duties

Responsibilities include:

o Overall management of the Company's marketing, sales and sales support staff.

o        Leadership  and  direction  of  the  Company's  worldwide   independent
         distribution network.

Qualifications

o Minimum of ten (10) years of increasingly responsible sales, sales management, marketing and functional management experience. Prefer experience in minimally invasive surgical market and sales experience in management of independent representative network.

Reporting Relationship

o        Reports to President & Chief Executive Officer.

Compensation

o $97,500 per annum. Management will recommend to the Stock Option Committee of the Board of Directors at the grant of an option to purchase 50,000 shares of common stock at the prevailing market price as of the start date of employment. This option will vest equally over four (4) years. The vesting will commence with the start date of employment with the 25% vesting on the first year anniversary and each anniversary for the three years thereafter. This option will vest immediately upon the sale of the Company. Pricing for this grant will be the effective market price as of the date of approval by the shareholders of Everest Medical of an addition to the stock option pool. In addition, if the employee is terminated prior to December 31, 1998 due to an acquisition of the Company for any reason other than cause, the employee will be granted a severance payment of four (4) months of base salary payable over the six-month period per the standard payroll terms of the Company.

o Bonus potential of 15% of salary for period from January 1, 1997 to December 31, 1997 based on attainment of specific corporate and personal objectives. Bonus will be paid no later than February 15, 1998 and employee must be employed on date of payment.


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o        Medical,  Dental  and  Life  Insurance  Benefits  (discuss  with  Human
         Resources - Julie Seurer)

o Participation in the non-matching 401(k) program and Employee Stock Purchase Plan.

Start Date

o        January 20, 1997